Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Announces $8.5 million Gain from Sale of Investment

Wilmington, DE — December 21, 2007 - Incyte Corporation today announced the receipt of approximately $8.5 million as a result of the sale of Velocity11, a privately-held life sciences technology company in which Incyte held an ownership position.  Incyte may receive additional consideration of approximately $900,000 after a one year escrow period.  As a result of the sale, Incyte will record a gain of approximately $8.5 million in the fourth quarter of 2007.

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs.  Incyte’s pipeline includes multiple compounds in Phase I and Phase II development for HIV, diabetes, oncology and inflammation.  For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expectations regarding the receipt of future payments in connection with the acquisition, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risk of claims against the escrow by Velocity11’s acquirer, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.  Incyte disclaims any intent or obligation to update these forward-looking statements.